Exhibit 10.4
Office Lease
This lease is entered into by and between OMCO Mould, Inc. (hereinafter referred to as “Landlord”) and Indiana Ethanol, LLC (hereinafter referred to as “Tenant”). Notwithstanding anything in this lease to the contrary, the signatory for the Landlord warrants that he/she has been duly authorized to execute leases on behalf of the Landlord designated above.
In consideration of the promises and obligations specified in this lease, Landlord and Tenant agree as follows:
1. Description of Premises Leased
Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant certain office space consisting of approximately 847 square feet. The space to be leased is commonly known as 2 OMCO Square, Suite 201, in the City of Winchester, County of Randolph, State of Indiana 47394. The leased premises are more fully described in the legal description as Exhibit “A”.
2. Term of Lease
This lease shall be effective for a period of one (1) year commencing on the 8/15/05, 2005, and ending on the 8/31, 2006.
3. Consideration
The total agreed rent for the entire term of this lease shall not exceed the sum of $7,200.00, payable in equal consecutive monthly installments of $600.00 which represents an annual square foot amount of $8.50. Rent shall be paid as described in Section 5.
4. Option to Renew
Landlord grants to Tenant an option to renew this lease on a month to month basis. The renewal agreement will be under the same terms and conditions as the existing agreement, with the rental payment not to exceed $ 600.00 per month which represents an annual square foot amount of $8.50. Tenant may exercise the renewal option by submitting in writing to Landlord a notice of renewal at least sixty (60) days prior to the termination date of the lease. Either party may elect to terminate this lease in this renewal term by notifying the other party in writing thirty (30) days prior to the termination date.

5. Method of Payment
A.	The Landlord is to submit a monthly invoice on Landlord’s letterhead, directly to the Tenant. The invoice should contain an invoice number, purchase order number, description of the service for which the Tenant is being billed, (rent) remittance address, and the amount due. (The purchase order number will be provided to the Landlord by the Tenant upon complete execution of the Lease.) Landlord must submit final claims for payment of rent within sixty (60) calendar days after the expiration date of this lease or Tenant may elect to deny payment.

B.	If the term of this lease does not begin on the first day of a calendar month, or if the lease does not terminate or is not terminated on the last day of a calendar month, then the rent for any period less than a calendar month will be prorated based upon the number of days in the partial month for which the lease is effective.
6. General Uses by Tenant
A.	Tenant agrees that the premises will be used and occupied for office and clerical work to be performed by employees of Tenant. Any other use by Tenant must be approved by Landlord prior to such use.

B.	Tenant shall not make any alterations, additions, repairs, or improvements to the premises except as specifically provided for in this lease.

C.	Rent is payable on the first day of each month.
7. Services to be Provided by Landlord
A.	Landlord shall provide the following services for the premises specified above during the term of this lease, at no additional cost to the Tenant, unless otherwise specified.
1.	Routine janitorial services and supplies, including rest room supplies, replacement of light bulbs, and customary cleaning in and about the premises, including cleaning of all carpeting and flooring;

2.	Heat, air conditioning and ventilation when required for comfortable occupancy of the premises;

3.	Gas, where applicable, and electricity;

4.	Water for drinking, lavatory and rest room purposes, including a reasonable amount of hot water;

5.	Sewage services;

6.	Parking adjacent to the facility.

7.	Snow and ice removal from the parking areas and walkways to and around the premises; (Snow to be removed when it reaches 2 inches. Ice to be treated as needed.)

8.	Pest control when needed;

9.	Trash removal (Scavenger Service)

10.	Lawn maintenance, where applicable;

11.	Casualty and public liability insurance in a minimum amount of $1,000,000.00, with the Tenant named as an additional insured. However, this insurance requirement shall not be construed as an election of remedies,
B.	Landlord agrees to maintain the premises in a condition of safety and habitability appropriate to the needs and uses of Tenant. All maintenance, upkeep and repair for the premises and its systems shall be the responsibility of Landlord and shall be provided at Landlord’s expense, except in the event damage is caused due to the negligence of Tenant. Upon notice from Tenant of any condition requiring repair or maintenance, Landlord shall promptly make the required repairs and pet-form the required maintenance. Should repair or maintenance be the result of Tenant negligence, Landlord will invoice Tenant upon completion of the work performed. Tenant will reimburse Landlord as promptly as possible.

C.	Landlord promises and agrees that should it fail to make repairs in a timely, proper and satisfactory mariner after notice is provided by Tenant, or after its own inspection reveals a need for repairs, Tenant may make such repairs and set off against the rent the cost of such repairs from the date of notice. The rent shall abate until the total costs of repairs incurred by Tenant shall be recovered.

D.	Tenant acknowledges and agrees that in order for Landlord to fulfill its obligation to maintain and repair the premises, Landlord shall have the right to enter the premises throughout the term of the lease, at times agreed to by Tenant, for the purposes of inspection and making repairs. Landlord shall be entitled to bring upon the premises, at times agreed to by Tenant, workmen and materials necessary to provide maintenance and complete repairs. However, this right shall not relieve Landlord of the responsibility for the quality of the repair work to be performed or the effects of repairs, or from liability for the actions of its agents and employees in performing the repairs.
E.	If Tenant remains in compliance with the Lease, Tenant shall have the peaceful and quiet enjoyment of the premises except as provided in section D above.

F.	Landlord acknowledges and agrees that the premises and all facilities shall conform to applicable provisions of the Indiana State Fire and Building Codes, and applicable Municipal Fire and Building Codes.

G.	Landlord further agrees to provide access, parking and meet any other requirements for persons with disabilities In conformance with Local, State, and Federal statutes and regulations including those current laws and regulations required by The Americans with Disabilities Act (ADA).
8. Loss of Use by Tenant
In the event the premises are made untenable or are partially or totally destroyed by fire, explosion or other casualty provided such total or partial destruction is not caused by Tenant;
A.	The leased premises shall be repaired as speedily as possible, at Landlord’s expense;

B.	Either party may elect to terminate the lease by notifying the other party in writing within thirty (30) days of the casualty, and rent shall abate and be paid only to the date of the casualty;

C.	Landlord and Tenant can agree in writing to continue the lease from the undamaged premises at a rent apportioned according to the usable office space available. If the premises are unusable during the restoration period the rent shall abate during this period.
9.	Installation of Fixtures

Tenant shall have the right to install, place and maintain all business fixtures, equipment and furniture necessary and required for use by Tenant, its agents, officers and employees, in the conduct of Its business, and Tenant shall have the right to remove such business fixtures, equipment and furniture upon termination of the lease providing Tenant reasonably repairs damage caused by removal.
10. Assignment and Subletting
Tenant shall not assign this lease, sublet the premises, or any part thereof, or permit the use or occupancy of any part of the premises, by anyone other than Tenant, its officers, agents, or employees, without the prior consent of Landlord. The Landlord shall not unreasonably withhold its consent to allow assignment or subletting.
11. Abandonment of Premises
Tenant understands and agrees that if it abandons the premises during the term of this tenancy, Tenant shall not be relieved of its duties and obligations under the lease. Exercise of Tenant’s rights under paragraph 19, Cancellation, shall not constitute abandonment. Landlord, however, promises that if Tenant fails to exercise its right to perform under the lease, Landlord shall in good faith use its best efforts to re-let the premises and set off against rents due from Tenant any rent collected from others for their use of the premises. Nothing in this clause shall prevent Landlord or Tenant from negotiating a termination of this lease.
12. Surrender and Holding Over
A.	Upon expiration or termination of this lease, Tenant shall remove all of its goods, fixtures and other movable personal property and surrender the premises to Landlord in the same condition as the premises were at the beginning of this lease, ordinary wear and tear, and damage by the elements, excepted.

B.	In the event Tenant remains in possession of the leased premises after this lease has expired or been terminated, the resulting tenancy shall be construed as a tenancy from month-to-month and monthly rental shall remain the same as the rent being paid at the time the holdover occurs.

13. Nondiscrimination Clause
Pursuant to Indiana Code 22-9-1-10 and the Civil Rights Act of 1964, Landlord and its Sub-Landlords, if any, shall not discriminate against any employee or applicant for employment, to be employed in the performance of this lease, with respect to hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, age, color, religion, sex, disability, national origin or ancestry. Breach of this covenant may be regarded as a material breach of the Lease. Acceptance of this Lease also signifies compliance with applicable Federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran. The Tenant shall comply with Section 202 of Executive Order 11246, as amended, 41 CFR 60-250 and 41 CFR 60-741, as amended, which are incorporated herein by specific reference.
14. Memorandum of Lease
Upon request by Tenant, a Memorandum of Lease in recordable form shall be executed by both parties and recorded in conformance with the laws of the State of Indiana. (To be recorded in the County of the Leased Property)
15. Indemnification
Landlord agrees to indemnify, defend, and hold harmless Tenant and its agents, officers and employees from all claims and suits including court costs, attorney’s fees and other expenses caused by an act or omission of Landlord and/or its sub-Landlords. Landlord may look to IC 34-13-2 of the Tort Claims act and IC 34-30-9-2 for allowable protection in this area.
16. Indiana Law
This lease shall be interpreted in accordance with and be governed by the laws of the State of Indiana and suit, if any, must be brought in the State of Indiana.
17.	Default by Landlord

Landlord shall be in default for failure to perform any of its obligations under this lease thirty (30) days after Tenant has notified Landlord in writing of the specific obligations not being performed. Default by Landlord shall entitle Tenant to withhold rent until the default is cured or to terminate this lease should Landlord fail to cure the default within ninety (90) days after Tenant has provided written notice of the default to Landlord,
18. Default by Tenant
Tenant shall be in default for failure to perform any of its obligations under this lease thirty (30) days after Landlord has notified Tenant in writing of specific obligations not being performed. Default by Tenant shall entitle Landlord any remedy afforded it by Indiana Law.
19. Cancellation
The parties agree that the Tenant may terminate this lease during the lease term upon sixty (60) days prior written notice to Landlord. Termination shall occur without penalty to Tenant.
20. Force Majeure
In the event that either party is unable to perform any of its obligations under this lease, or to enjoy any of its benefits, because of natural disaster or decrees of governmental bodies not the fault of the affected party (hereinafter referred to as a Force Majeure Event), the party who has been so affected shall immediately give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this lease shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this lease.
21. Penalties — Interests — Attorney’s Fees
Tenant will in good faith perform its required obligations hereunder and does not agree to pay any penalties, liquidated damages, interest or attorney’s fees except as required by Indiana law, in part, IC 5-17-5-1 et seq., IC 34-54-8-5 et seq. and IC 34-13-1-6 et seq.
22. Disputes

A.	Should any disputes arise with respect to this lease, Landlord and Tenant agree to act immediately to resolve any such disputes. Time is of the essence in the resolution of disputes.

B.	Landlord agrees that the existence of a dispute notwithstanding, it will continue without delay to carry out all its responsibilities under this lease that are not affected by the dispute. Should the Landlord fall to continue to perform its responsibilities as regards all non-disputed work without delay, any additional costs incurred by Tenant or Landlord as a result of such failure to proceed shall be borne by Landlord and Landlord shall make no claim against the Tenant for such costs. If Tenant and Landlord cannot resolve a dispute within ten (10) working days following notification in writing by either party of the existence of said dispute then the parties may mutually agree to submit the dispute to arbitration for a determination, or otherwise the dispute shall be submitted to an Indiana court of competent jurisdiction.

C.	Tenant may withhold payments on disputed items pending resolution of the dispute. The unintentional nonpayment by Tenant to Landlord of one or more invoices not in dispute in accordance with the terms of this lease will not be cause for Landlord to terminate this lease and the Landlord may bring suit to collect without following the disputes procedure contained herein.
23. Modification of Lease
This lease may be modified at any time upon written agreement signed by Landlord and Tenant.
24. Miscellaneous Provisions
A.	No waiver of any condition or covenant of this lease or failure to exercise a remedy by either Landlord or Tenant shall be considered to imply or constitute a further waiver by such party of the same or any other condition, covenant, or remedy.

B.	Landlord and Tenant agree that this lease and all acts done in compliance with this lease shall not be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

25. Liens
Tenant agrees that it shall not cause any liens to be filed as a result of any work done on its behalf; however, should such a lien be filed, Tenant agrees to discharge such lien within 35 days of receipt of notice of the lien.
26. Substantial Completion
This lease and/or any leasehold improvements shall be deemed to be substantially completed only when fully completed according to agreed upon terms, conditions and any modifications thereof.
27. Hazardous Materials
Landlord guarantees that the Premises are in environmentally sound condition at the time of the execution of this lease. Both Landlord and Tenant agree that they shall not cause, allow or permit any Hazardous Material to be brought upon, generated, manufactured, stored, handled, disposed of or used at, on, about or beneath the Premises or any portion of the Premises.
28. Notice
All notices required to be given under this lease will be made in writing and will be sent by registered or certified mail to the parties as follows:

Landlord:	OMCO Mould, Inc.
Attn: Ronald DeMark, Plant Manager
One OMCO Square
Winchester, IN 47394
(765) 584-4000

Tenant:	Indiana Ethanol, LLC

2 OMCO Square, Suite 201
Winchester, IN 47394
(765) 584-1599
29. Debarment and Suspension
Landlord certifies, by entering into this agreement, that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this agreement by any federal or state department or agency. The term “principal” for purposes of this agreement is defined as an officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of Landlord,
30. Non-Collusion and Acceptance
The undersigned attests under penalties or perjury that he/she is the leasing party or that he/she is the representative, agent, member or officer of the leasing party, that he/she has not, nor has any other member, employee, representative, agent or officer of the firm, company, corporation or partnership represented by him/her, directly or indirectly, to the best of his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this lease other than that which appears upon the face of the lease.
31. Signatures
The persons signing this Lease execute it for the Landlord and the Tenant:

FOR LANDLORD:	FOR TENANT:

/s/ Ronald R. DeMark	/s/ Thomas E. Chalfant
Signature	Signature

Print Name Ronald R. DeMark	Print Name Thomas E. Chalfant
Title Plant Manager	Title President

Date 8/15/05	Date 8/10/05

EXHIBIT “A”
OMCO Mould, Inc.
Parcel # 021-01780-00
Legal Description:
Mumma’s Addition Lots 17-22, Block 2
Vacating of Alley between Lots 19 and 20, Block 2

EXHIBIT “B”
Proposal for use of Leased Office Space
Second Floor
2 OMCO Square, Suite 201
Winchester, IN 47394

EXHIBIT “C”
JANITORIAL SERVICES
Landlord agrees to furnish reasonable and customary cleaning in and about the premises in accordance with the following schedule:
1.	Office to be cleaned as needed.

2.	Carpet to be vacuumed as needed.

3.	Wastebaskets to be emptied as needed.

4.	Restrooms to be cleaned and re-supplied each day office is cleaned, or as needed.

5.	Hard surface floors to be mopped as needed. l

6.	Hard surface floors to be stripped and waxed 1 time per year.

7.	Windows to be cleaned 2 times per year.

8.	Light bulbs and starters installed as needed.

9.	Pest control as needed.

10.	Trash pick up service 1 time per week.
All labor and materials for the above mentioned services will be provided by Landlord with no additional cost to the Tenant, including light bulbs, filters, trashbag liners, hand towers, toilet paper, ice control materials and janitor’s cleaning supplies.